Exhibit 99

Company Contacts
Richard Thompson	Pamela Rembaum
Chief Financial Officer	Director, Investor Relations
(561) 451-1000	(561) 451-1028
Rich.Thompson@Artesyn.com	Pamela.Rembaum@Artesyn.com

Judy Wilkinson / Sharon Goldstein

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

ARTESYN COMMENTS ON UNSOLICITED

PROPOSAL BY BEL FUSE

Boca Raton, Fla., September 9, 2004 — Artesyn Technologies, Inc. (Nasdaq: ATSN) today acknowledged Bel Fuse Inc.’s (Nasdaq: BELFA & Nasdaq: BELFB) announcement that it has acquired approximately 5.2 percent of Artesyn’s outstanding common stock and that it has made an unsolicited proposal to acquire each share of Artesyn common stock for 0.265 of a share of Bel Fuse Class B non-voting common stock.

Artesyn’s Board of Directors will review the Bel Fuse proposal to determine the appropriate course which will serve the best interests of Artesyn, its shareholders and other important constituencies. Artesyn shareholders do not need to take any action at this time.

About Artesyn Technologies, Inc.

Artesyn Technologies, Inc., headquartered in Boca Raton, FL, is a world leader in the design, manufacture and sale of power conversion and single-board computing solutions for infrastructure applications in telecommunications and data-communications systems. The products are used in middle to high-end servers, data storage devices, routers, hubs, high-speed modems, RF amplification systems, base station controllers and transceivers. It has a global sales reach with design and manufacturing facilities in Asia, Europe and North America. Artesyn is a public company whose common stock is traded on the Nasdaq stock market under the symbol ATSN. For more information, please visit Artesyn’s web site at www.artesyn.com.